EXHIBIT 5.1

July 6, 2010

Unigene Laboratories, Inc. 81 Fulton Street Boonton, New Jersey 07005
Re:	Unigene Laboratories, Inc.
Registration Statement on Form S-1

Gentlemen and Ladies:

We have acted as special counsel to Unigene Laboratories, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") being filed today by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale of up to 80,760,650 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), by Victory Park Credit Opportunities Master Fund, Ltd. (the "Selling Stockholder"), consisting of (i) up to 8,645,814 shares of Common Stock owned of record by the Selling Stockholder, comprised of 1,500,000 shares issued by the Company pursuant to the Original Financing Agreement (defined below) (the “Original Shares”), the 300,000 shares issued by the Company in exchange for the surrender of a warrant to purchase 1,000,000 shares pursuant to the Exchange Agreement (defined below) (the “Exchange Shares”, and together with the Original Shares, the “Shares”) and 6,845,814 shares purchased by the Selling Stockholder in open market transactions and privately negotiated transactions (the “Other Shares”), and (ii) up to 72,114,836 shares of Common Stock (the "Conversion Shares") that will be issuable to the Selling Stockholder upon the conversion of senior secured convertible notes (the "Notes") issued to the Selling Stockholder pursuant to the Amended and Restated Financing Agreement, dated March 16, 2010 (the “Restated Financing Agreement”), by and among the Company, the Selling Stockholder and Victory Park Management, LLC (“Victory Park”), as administrative agent and collateral agent.  This opinion letter is being furnished to the Company in accordance with the requirements of Section 601(b)(5) under Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares, the Other Shares and the Conversion Shares.

For purposes of this opinion, we have examined (a) the Financing Agreement, dated September 30, 2008, by and among the Company, the Selling Stockholder, Victory Park Special Situations Master Fund, Ltd. (“Special Situation Fund”), and Victory Park, as agent (the “Original Financing Agreement”), (b) the Restated Financing Agreement, (c) the Warrant Exchange Agreement, dated October 19, 2009, by and between the Company and Special Situation Fund (the “Exchange Agreement”), and (d) the Notes.

We have also examined and relied on (a) the Registration Statement and the exhibits thereto; (b) the Company's Certificate of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute and stock books; and (e) such other documents as we have deemed relevant.  As to certain factual matters related to this opinion letter, we have relied upon the certificate of an officer of the Company.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.   Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance will be the same as such laws, rules and regulations in effect as of the date hereof.

Based on the foregoing, (i) subject to and in reliance upon the accuracy and completeness of the information relevant thereto provided to us and (ii) subject to the assumptions and qualifications set forth herein, we are of the opinion that (a) the Shares are duly authorized, and are validly issued, fully paid and non-assessable; (b) to our knowledge, the Other Shares are duly authorized, and are validly issued, fully paid and non-assessable; and (c) the Conversion Shares have been duly authorized for issuance, and when issued and delivered by the Company to the Selling Stockholder upon conversion as provided in the Notes, the Conversion Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.  As used herein, the “General Corporation Law of the State of Delaware” includes applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Opinion.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ Dechert LLP